UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 7, 2011
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On July 7, 2011, the Board of Directors of Progress Software Corporation expanded the size of the Board of Directors from six members to seven and Philip M. Pead was appointed to the Board of Directors, effective immediately. Mr. Pead is currently Chairman of the Board of Directors of Allscripts Health Solutions (NASDAQ: MDRX), a leading health care information technology company. Mr. Pead was formerly the President and Chief Executive Officer of Eclipsys Corporation, a leading provider of enterprise clinical and financial software for hospitals, which was merged with Allscripts in August 2010. Mr. Pead has over twenty-five years experience in the software industry, working in executive roles in several publicly and privately held companies, including Per-Se Technologies, Dun & Bradstreet Corporation and Attachmate Corporation. In addition to Progress Software Corporation and Allscripts Health Solutions, Mr. Pead currently serves on the board of directors of publicly-traded Emdeon Inc. (NYSE: EM). It has not yet been determined on which, if any, standing committees of the Board of Directors Mr. Pead will serve.
     Subject to the approval of the Compensation Committee and in connection with his appointment to the Board, it is expected that Mr. Pead will be granted deferred stock units having a value equal to $300,000 under, and will otherwise participate in, our FY11 Non-Employee Director Compensation Program. The vesting for such deferred stock units will be over a 48-month period, beginning on the first day of the month following the month Mr. Pead joined the Board.
     There are no family relationships between Mr. Pead and any of our directors or executive officers. There is no arrangement or understanding between Mr. Pead and any other person pursuant to which he was selected as a director, nor are we aware, after inquiry of Mr. Pead, of any related-person transaction or series of transactions required to be disclosed under the rules of the Securities and Exchange Commission.
Item 7.01 Regulation FD Disclosure
     On July 13, 2011, we issued a press release announcing Mr. Pead’s appointment, a copy of which is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits
99.1	Press Release dated July 13, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2011	Progress Software Corporation
	By:	/s/ Charles F. Wagner, Jr.
Charles F. Wagner, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer